Exhibit 99.1

Symmetry Surgical Inc. to be acquired by RoundTable Healthcare Partners for $13.10 per share in cash

Highlights:

•	Transaction values Symmetry Surgical Inc. at approximately $140.3 million
•	Pre-announces financial results for the first quarter ended April 2, 2016
•	Conference Call to Discuss Transaction Scheduled for 8:00 am ET on Tuesday, May 3, 2016

Nashville, TN – May 2, 2016 Symmetry Surgical Inc. (NASDAQ: SSRG) (“Symmetry” or the “Company”), today announced that it has entered into a definitive agreement to be acquired with an equity value of $140.3 million by an affiliate of RoundTable Healthcare Partners (“RoundTable”), an operating-oriented private equity firm focused exclusively on the healthcare industry. Under the terms of the agreement, Symmetry shareholders will receive $13.10 in cash for each share of Symmetry common stock, representing a 26% premium to the closing price of the Company’s common stock on April 29, 2016. The agreement was unanimously approved by Symmetry’s Board of Directors.

“The sale of Symmetry to RoundTable will provide our shareholders with immediate and substantial cash value, as well as a compelling premium, and the Board has unanimously agreed that this transaction is in the best interests of all our stakeholders,” said Craig B. Reynolds, Chairman of Symmetry’s Board of Directors.

The transaction is subject to customary closing conditions, including approval by Symmetry’s shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. RoundTable has committed equity and debt financing, and there are no financing conditions associated with the transaction. The merger agreement contains a customary no-shop clause and a customary break-up fee. Upon completion of the merger, the Company will cease to be a public company.

The transaction is expected to close in the late second or early third calendar quarter of 2016.

In connection with the transaction, the Company will prepare a proxy statement to be filed with the U.S. Securities and Exchange Commission (“SEC”). Following any review by the SEC, a definitive proxy statement will be mailed to shareholders of Symmetry.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry, and all senior management are expected to remain with the Company following the closing of the transaction.

Financial Results

Revenue for the first quarter 2016 was $21.2 million, up 2.2% compared to $20.8 million in the first quarter 2015. The Company ended the quarter with $11.2 million in cash and no debt, up from $8.1 million at the beginning of the quarter.

Financial Guidance

Due to the anticipated closing of the acquisition, the Company is suspending financial guidance.

Conference Call

Symmetry Surgical will host a conference call to discuss the proposed transaction at 8:00 a.m. ET on Tuesday, May 3, 2016. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrysurgical.com. The dial-in numbers are (877) 419-3697 for domestic callers and (614) 610-1961 for international. The reservation number for both is 4245861. After the live webcast, the call will remain available on Symmetry Surgical’s website through June 3, 2016. In addition, a telephonic replay of the call will be available until May 10, 2016. The replay numbers are (855) 859-2056 for domestic callers (404) 537-3406 for international callers. Please use reservation code 4245861.

Advisors

In connection with the transaction, Stifel is serving as a financial advisor to Symmetry, and Ropes & Gray LLP is serving as legal advisor to Symmetry.

About Symmetry Surgical Inc.

Symmetry Surgical is dedicated to developing and delivering high-quality, innovative surgical instruments that meet clinicians' needs and improve patients' lives. Our team collaborates with healthcare providers around the world to provide medical devices that exceed our customers' expectations and provide solutions for today's needs and tomorrow's growth. Our rich and diverse history creates one of the industry's most comprehensive surgical instrument portfolios, which includes our well-known brands such as BOOKWALTER®, GREENBERG®, OLSEN®, SYMMETRY®, SHARP KERRISON™, FLASH PAK®, CLASSIC®, CLASSIC PLUS®, SECTO®, QUAD-LOCK®, RAPIDCLEAN®, MAGNAFREE®, MIDAS TOUCH®, MICROSECT®, ULTRA INSTRUMENTS®, MULTIPAK®, ACCESS SURGICAL INTERNATIONAL®, RILEY MEDICAL®, TRANSPAK®, OPTI-LENGTH®, THE ULTRA SYSTEM®, BOOKWALTER ROTILT®, SYMMETRY ACCESS™, and VESOCCLUDE™. Symmetry Surgical is headquartered in Nashville, TN. For more information, please visit www.symmetrysurgical.com.

About RoundTable Healthcare Partners

RoundTable Healthcare Partners, Lake Forest, IL, is an operating-oriented private equity firm focused exclusively on the healthcare industry. RoundTable partners with companies that can benefit from its extensive industry relationships and proven operating and transaction expertise. RoundTable has established a successful track record of working with owner/founders, family companies, management teams, entrepreneurs, and corporate partners who share a vision and believe in the value creation potential of its partnership model. RoundTable has raised $2.75 billion in committed capital, including four equity funds totaling $2.15 billion and three subordinated debt funds totaling $600 million.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements.  These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning.  Forward-looking statements in this press release include, but are not limited to, statements about the benefits and effects of the transaction, the expected timing of the completion of the transaction, the amounts to be received by shareholders.  Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement.  Applicable risks and uncertainties include, among others, uncertainties as to the timing of the transaction; uncertainties as to whether Symmetry shareholders will approve the transaction; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, or the terms of such approval; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that shareholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of the parties’ control; operating costs and business disruption following completion of the transaction, including adverse effects on employee retention and on Symmetry’s business relationships with third parties; transaction costs; and the risks identified under the heading “Risk Factors” in Symmetry’s Annual Report on Form 10-K, filed with the SEC on March 1, 2016, as well as Symmetry’s subsequent Current Reports on Form 8-K and other information filed by the Company with the SEC. Symmetry cautions investors not to place considerable reliance on the forward-looking statements contained in this press release.  You are encouraged to read Symmetry’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release, and Symmetry undertakes no obligation to update or revise any of these statements.  Symmetry’s business is subject to substantial risks and uncertainties, including those referenced above.  Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

IMPORTANT ADDITIONAL INFORMATION ABOUT THIS TRANSACTION AND WHERE TO FIND IT

In connection with the proposed merger, the Company plans to file with the SEC a proxy statement and other documents. The Company will make the proxy statement available to its shareholders. Investors are urged to read the proxy statement and other materials filed with the SEC when they become available, because they will contain important information about the Company and the proposed transaction. The definitive proxy statement and other documents filed by the Company with the SEC will be available free of charge at the SEC’s website (www.sec.gov) and from the Company. Requests for copies of the proxy statement and other documents filed by the Company with the SEC may be made by contacting Zack Kubow by phone at (646) 536-7020 or by email at zbukow@theruthgroup.com.

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the Company’s annual report on Form 10-K for the fiscal year ended January 2, 2016, which was filed with the SEC on March 1, 2016 and in its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 14, 2016. These documents can be obtained free of charge from the sources indicated above. Certain directors, executive officers and other persons related to the Company may have direct or indirect interests in the transaction due to securities holdings, vesting of equity awards and the terms of their employment arrangements with the Company. Additional information regarding the participants in the solicitation of the Company’s shareholders will be included in the proxy statement.